Exhibit 99.1

For Immediate Release

January 3, 2011

For more information:
Rex S. Schuette
Chief Financial Officer
706-781-2265
rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. DEFERS
TRUST PREFERRED INTEREST PAYMENTS

BLAIRSVILLE, GA, January 3, 2011 – United Community Banks, Inc. (Nasdaq: UCBI) today announced that it has exercised or will soon exercise its rights to defer regularly scheduled interest payments on its $54.6 million of outstanding junior subordinated debentures relating to its trust preferred securities.  This decision was the result of Federal Reserve policies related to dividend and other interest payments in light of stressed market conditions.  United took this action in consultation with the Federal Reserve Bank of Atlanta as required by United’s existing board resolution that was previously adopted at the request of the Federal Reserve.  United may defer interest payments for consecutive periods of up to five years without default or penalty under the terms of the trust preferred agreements.  The interest on these trust preferred securities will continue to accrue for payment in the future and will be reported as interest expense for financial statement purposes.  The deferral of these cash payments would total $4.7 million on an annual basis.

At September 30, 2010, all of United’s capital ratios were above the “well-capitalized” minimum under regulatory guidelines, with United’s Total Risk-Based Capital Ratio at 12.99%, Tier 1 Risk-Based capital at 10.42%, and its Tier I Leverage Ratio at 7.32%.  “Although United’s holding company has sufficient capital and liquidity to pay preferred dividends and trust preferred interest payments through most of 2011, without generating additional funds from the bank, the action taken today will improve the holding company’s liquidity position,” stated Jimmy Tallent, United’s president and chief  executive officer.

“Maintaining strong capital and liquidity are a top priority while managing through this difficult economic cycle,” said Tallent.  “Further, bank regulators are insisting that minimum capital levels required for “well-capitalized” status during periods of economic stability continue to be maintained at higher levels throughout the current economic cycle despite loan loss reserves at extraordinary levels. Although we plan to pay interest and dividends on our obligations in the future, at this time we believe deferral of these payments is in the best long-term interest of all our stakeholders.”

Tallent continued, “Since the beginning of the credit crisis, we have successfully executed a number of initiatives which have reduced our credit exposures and enhanced the underlying strength of our balance sheet and capital position.  As I commented last quarter, given the current operating and regulatory environment, we continue to evaluate and analyze various balance sheet and capital alternatives to further strengthen our overall capital position.”

United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia.  United Community Banks has assets of $7.0 billion and operates 27 community banks with 106 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee.  The Company specializes in providing personalized community banking services to individuals and small to mid-size businesses.  United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.  United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI.  Additional information may be found at the Company's web site at www.ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled "Forward-Looking Statements" on page 22 of United Community Banks, Inc.'s quarterly report filed on Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2010 and in the sections entitled “Risk Factors” in the Company’s quarterly reports filed on Form 10-Q with the Securities and Exchange Commission for the quarters ended June 30, 2010 and September 30, 2010 and annual report filed on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2009.